EX-99.(g)(i)(a)

FIRST AMENDMENT TO THE
ETF CUSTODY AGREEMENT
THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the ETF custody agreement, dated December 3, 2019 (the “AGREEMENT”) is made and entered into by and between GLOBAL BETA ETF TRUST, a Delaware statutory trust, (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to add additional Funds and to amend the fees; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.	Exhibit B of the Agreement is superseded and replaced in its entirety with the Exhibit B attached hereto.

2.
Effective with the commencement of the Global Beta Low Beta ETF and the Global Beta Momentum-Growth ETF, Exhibit C of the Agreement is superseded and replaced in its entirety with the Exhibit C attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

GLOBAL BETA ETF TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Justin Lowry	By: /s/ Anita Zagrodnik
Name: Justin Lowry	Name: Anita Zagrodnik
Title: Trustee	Title: Senior Vice President
Date: 07/21/20	Date: 7/21/2020

EXHIBIT A
to the Custody Agreement

Separate Series of Global Beta ETF Trust

Name of Series
Global Beta Smart Income ETF
Global Beta Low Beta ETF
Global Beta Momentum-Growth ETF

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